Exhibit 99.01

December 10, 2008

Dear Carol:

Blue Coat Systems, Inc. (the “Company”) is pleased to offer you a position as a member of the Board of Directors of the Company (the “Board”) and as a member of the Compensation Committee of the Board, in each case subject to Board approval. It is anticipated that such approval will be obtained in the near future and that your appointment will commence in January 2009.

As a member of the Company’s Board of Directors you will be eligible to receive compensation in accordance with the Company’s Director Compensation Program then in effect. The Company’s Fiscal 2009 Director Compensation Program provides for cash payment of an annual retainer of $24,000 for Board membership and an annual retainer of $8,000 for Compensation Committee service. These amounts are paid quarterly, in arrears, and are prorated for partial quarters. The Fiscal 2009 Director Compensation Program provides for the following option grants under the Company’s 2007 Stock Incentive Plan:

•	An individual who joins the Board of Directors is granted an option to purchase 15,000 shares of Common Stock on the date he or she first joins.

•

Upon the conclusion of each regular annual meeting of the Company’s stockholders, each incumbent director that will continue to serve on the Board of Directors is granted an option to purchase 8,000 shares of Common Stock.

Each stock option vests in four equal annual installments over the four-year period commencing on the date of grant.

As a member of the Company’s Board of Directors, you will be entitled to enter into with the Company an Indemnification Agreement in its standard form (as amended and restated on August 16, 2007). A copy of that Indemnification Agreement is enclosed.

The Company generally holds regular Board and Compensation Committee meetings on at least a quarterly basis and special meetings are held from time to time, as appropriate. A copy of our Corporate Governance Guidelines, which sets forth certain of the Company’s expectations of its Board members, is enclosed for your reference. The Company will reimburse reasonable travel and other business expenses in connection with your duties as a Board member in accordance with our then applicable policies.

Carol Mills

December 10, 2008

As a member of the Board of Directors, you will have certain obligations under Section 16 of the Securities Exchange Act of 1934 and the related SEC rules. Persons subject to Section 16 are required by Section 16(a) to file reports of their holdings of, and transactions in, the Company's common stock and any other equity security of the Company (including stock options). We will coordinate with you to obtain your EDGAR filing numbers and to ensure timely filing of your initial Forms 3 and 4. As well, insiders are subject to trading limitations under Sections 16(b) and 16(c) and under the Company’s Insider Trading Policy with respect to the Company’s equity securities. A copy of the Company’s Insider Trading Policy is enclosed for your reference. You will be designated as a person subject to pre-clearance under the Insider Trading Policy.

Nothing in this offer or in any agreement you may enter into with the Company (including the Indemnification Agreement and any stock option agreement) should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove you from the Board at any time in accordance with the provisions of applicable law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and returning it to me.

We look forward to your joining the Board and are confident of the value of the contribution that you will provide.

Very truly yours,

BLUE COAT SYSTEMS, INC.

By:	/s/ Brian M. NeSmith
Brian M. NeSmith President & CEO

I have read and accept this offer:

/s/ Carol Mills
Carol Mills

Dated:	12/21/08